Exhibit 4.2

TECOGEN INC.
FORM OF RESTRICTED STOCK PURCHASE AGREEMENT

This Agreement is made as of the ___ day of _______ 2011 by and between Tecogen Inc., a Delaware corporation having its principal place of business at 45 First Avenue, Waltham, Massachusetts 02451 (the “Company”), and ___________________, an individual having an address at: ___________________ (the “Purchaser”).

 The Company desires to sell, and the Purchaser desires to purchase ________ shares of the Common Stock of the Company (the “Shares”). The Shares are not subject to repurchase by the Company if the Purchaser ceases to be an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any reason.

NOW THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.           Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings.

“Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder.

“Change in Control” shall mean (a) the acquisition in a transaction or series of transactions by any person (such term to include anyone deemed a person under Section 13(d)(3) under the Exchange Act), other than the Company or any of its subsidiaries, or any employee benefit plan or related trust of the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided a Change in Control shall not occur solely as the result of an Initial Public Offering or (b) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

“Common Stock” shall mean the shares of Common Stock, par value $.001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Initial Public Offering” shall mean the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act, other than on Forms S-4 or S-8 or their then equivalents, covering the offer and sale by the Company of its equity securities, the registration of the Company pursuant to Section 12(b) or (g) of the Exchange Act or such other event as a result of or following which the Shares shall be listed on Nasdaq, OTC or on any securities exchange on which the Shares are listed for trading.

“Permitted Transferee” shall mean any of the following to whom the Purchaser may subsequently transfer Shares hereunder: the Purchaser’s spouse, children (natural or adopted), stepchildren, or a trust for the sole benefit of any of such persons of which the Purchaser is the settlor or any other affiliate of the Purchaser.

“Restricted Shares” shall initially mean all of the Shares that are not Vested Shares.

“Shares” shall have the meaning set forth in the preamble to this Agreement.

“Termination Event” shall mean the termination of the Purchaser’s status as an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any reason.

“Vested Shares” shall mean ___% of the Shares vest ___ days after the Vesting Start Date, and then an additional ___% of the Shares vest on each of the subsequent ______ anniversaries of the Vesting Start Date.

“Vesting Start Date” shall mean ___ days after an Initial Public Offering.

2.           Purchase and Sale of the Shares. The Company hereby sells the Shares to the Purchaser, and the Purchaser hereby purchases the Shares from the Company, for a purchase price of $.001 per share or an aggregate purchase price of $______ (the “Purchase Price”). The Company hereby acknowledges receipt of the Purchase Price from the Purchaser. The parties agree to execute and deliver such further documents as may be necessary to give effect to the purchase and sale of the Shares.

3.           Representations by the Company. The Company hereby represents and warrants to the Purchaser that (a) it has the corporate power and authority to sell the Shares to the Purchaser, and (b) it has good and marketable title to the Shares free and clear of all security interests, liens, encumbrances or other claims. Except as set forth in the preceding sentence, the Company makes no representation or warranty to the Purchaser with respect to either the Shares or the Company.

4.           Representations by the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a)           The Purchaser is acquiring the Shares for his or her own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution of all or any part of the Shares, and no other person has a direct or indirect beneficial interest in such Shares.

(b)           The Purchaser acknowledges his or her understanding that the sale of the Shares is intended to be exempt from registration under the Act, and, in furtherance thereof, the Purchaser represents and warrants to and agrees with the Company that the Purchaser has the financial ability to bear the economic risk of his or her investment in the Shares, has adequate means for providing for his or her current needs and contingencies and has no need for liquidity with respect to his or her investment in the Shares.

(c)           The Purchaser has determined the Shares are a suitable investment for the Purchaser and that at this time he or she can bear a complete loss of his or her investment in the Shares.

5.           Acknowledgments by the Purchaser. The Purchaser acknowledges that:

(a)           No federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of this investment.

(b)           There is no established market for the Shares and no assurance has been given that any public market for them will develop.

(c)           The Shares may not be sold, pledged or otherwise transferred, except as may be permitted under the Act and applicable state securities laws pursuant to registration or exemption therefrom; and accordingly, the Purchaser may be required to bear the financial risks of an investment in the Shares for an indefinite period of time.

6.           Restrictions on Transfer of Shares. None of the Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable federal and state securities laws and such disposition is in accordance with the terms and conditions of this Section 6. In connection with any transfer of Shares, the Company may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Company that such transfer is in compliance with all foreign, federal and state securities laws. Any attempted disposition of Shares not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Shares. Subject to the foregoing general provisions, the Purchaser may sell, assign, transfer or give away any or all of the Shares only to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement (including, without limitation, the provisions of Section 5 and this Section 6) and shall have delivered a written acknowledgment to that effect to the Company.

7.           Legend. Each certificate(s) representing the Shares shall carry substantially the following legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfers) contained in a certain Restricted Stock Purchase Agreement between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).

The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities or “blue sky” laws and may not be offered, sold, transferred, hypothecated or otherwise assigned except (1) pursuant to a registration statement with respect to such securities which is effective under the Act; or (2) pursuant to an available exemption from registration under the Act relating to the disposition of securities; and (3) in accordance with applicable state securities and “blue sky” laws.”

8.           Miscellaneous Provisions.

(a)           Record Owner; Dividends. The Purchaser and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares. The Purchaser and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(b)           Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c)           Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Purchaser.

(d)           Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. Any dispute which may arise out of or in connection with this Agreement shall be adjudicated before a court located in Boston, Massachusetts and the parties hereby submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the federal courts in Boston, Massachusetts with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale and purchase of the Shares, and each of the Company and the Purchaser (including any Permitted Transferees) consents to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, or by means of a recognized overnight air courier service in care of the address set forth below or such other address as each party shall furnish in writing to the other. In the event any such action is brought, whether at law or in equity, then the prevailing party shall be paid his, her or its reasonable attorneys’ fees, expenses and disbursements arising out of such action. The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract, fraud or otherwise) in any way arising out of or in connection with this Agreement or the purchase of the Shares.

(e)           Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f)           Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g)           Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or by a recognized overnight courier service or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Purchaser shall be sent to the addresses first set forth above, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than the Purchaser shall be addressed to the address furnished by such holder to the Company.

(h)           Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to terms, conditions and restrictions set forth herein. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i)           Employment or Consulting. This Agreement does not confer upon the Purchaser any rights with respect to continuation of his or her employment or consulting relationship with the Company, nor shall it interfere with any right of the Company to terminate such employment or consulting relationship at any time.

(j)           Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Restricted Stock Purchase Agreement as of the date first above written.

TECOGEN INC.

By:
Name: John N. Hatsopoulos	Name:
Title: Chief Executive Officer